Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for February 17, 2011 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2010 FOURTH QUARTER, YEAR-END RESULTS

Record Annual Revenues Exceed $110 Million, Record Profit for the Year

NORTHVILLE, MI (February 17, 2011)…Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced record annual revenues and profit for the year ended December 31, 2010.

Product revenues for 2010 were up 84 percent to a record $112.4 million from $60.9 million in 2009. The increase in revenues was primarily driven by a much improved automotive marketplace resulting in higher vehicle production levels on existing vehicles offering the Company’s Climate Control Seat® (CCS®) systems, new model introductions, and the full year effect of the addition of a rear seat option on certain existing vehicles. Modest initial shipments of the Company’s TE technology used in a new suite of actively heated and cooled luxury mattresses, which was launched at the end of the third quarter, and the Company’s new heated and cooled cup holder, which was launched at the end of the fourth quarter, also contributed to higher product revenue levels. CCS systems include both TE-based heated and cooled systems and heated and ventilated seat systems.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “During 2010, global automotive production continued the recovery that began in the second half of 2009. Global automotive production in 2010 was up 23 percent year over year and up a respective 39 percent and 19 percent in North America and the Japan/Korea region, which are markets where vehicle production is a primary driver of our revenue. We are very pleased we exceeded the growth rates of the market, which was largely due to the increase in the number of vehicles offering our heated and cooled seat systems. We expect that global automotive production will again increase during 2011, but at a slower rate. With that said, we are optimistic about prospects for continued strong growth in 2011 and beyond.”

Production of light vehicles in North America increased to 11.9 million during 2010 from 8.6 million during 2009. Expanding into new regional markets with the Company’s seat systems continues to be a priority, added Coker. To build a stronger presence in Europe, Amerigon opened a technical support office during 2010 in Augsburg, Germany.

Gross margin as a percentage of revenue for 2010 was 29 percent compared with 26 percent in 2009. The year-over-year increase was primarily attributable to a favorable shift in the mix of products sold, lower raw material costs and higher coverage of fixed cost at the higher volume levels.

Net income attributable to Amerigon Incorporated for 2010 was a record $10.0 million, or $0.46 per basic share and $0.44 per diluted share, compared with net income attributable to Amerigon Incorporated in 2009 of $723,000, or $0.03 per basic and diluted share.

The Company recorded an income tax expense of $2.9 million during 2010. This amount included an adjustment to deferred tax asset valuation allowance which lowered income tax expense by $1.4 million. This adjustment reflects a change in the amount of Federal Net Operating Losses that are limited due to a 1999 change in control. During 2009, Amerigon recorded an income tax expense totaling $325,000.

For the fourth quarter ended December 31, 2010, product revenues increased to $28.9 million, up 34 percent from $21.6 million in the prior year period. Gross margin as a percentage of revenue for the 2010 fourth quarter was 30 percent compared with 29 percent in the fourth quarter of 2009.

Net income attributable to Amerigon Incorporated for the 2010 fourth quarter was $3.3 million, or $0.15 per basic and diluted share, compared with net income attributable to Amerigon Incorporated in the prior year period of $1.4 million, or $0.07 per basic share and $0.06 per diluted share.

Amerigon’s proprietary heated and cooled cup holder made its debut at the end of 2010 in the 2011 Dodge Charger. The dual cup holder, which provides separate temperature settings in each holder allowing the driver and passenger to individually maintain a heated or cooled beverage, requires low power consumption and incorporates proven automotive grade ruggedness, reliability and drink retention features. The Company anticipates that at least one additional vehicle will adopt this product in 2011.

The Company entered into the next major market arena outside automotive seating for its TE technology with the September launch by Mattress Firm, Inc., one of the nation’s leading specialty mattress retailers with more than 580 locations across 22 states, of a new suite of actively heated and cooled luxury mattresses sold under the YuMe™ brand. The mattress, which uses Amerigon’s Climate Control Sleep System™ technology to actively heat and cool each side of the mattress independently via two wireless remotes, is currently available in retail locations in Austin, Texas, and was successfully unveiled with initial units sold at the State Fair of Texas which took place September 24 through October 17.

Coker added, “While CCS is currently our only high volume product, we expect the heated and cooled cup holder and heated and cooled mattress will begin to contribute more meaningful product revenues during 2011.”

The Company continues to work towards expanding its TE technology to other major market arenas. The Company’s objective is for its unique technology to occupy an important place in the value chain of a new class of solid state energy conversion systems that replace existing electromechanical devices in a number of potentially large market sectors, including other automotive applications, stationary temperature management, aerospace and defense, individual comfort, waste heat harvesting and primary power generation.

The Company’s balance sheet as of December 31, 2010, strengthened with total cash, cash equivalents and short-term investments of $36.3 million, total assets of $79.4 million, no bank debt and shareholders’ equity of $57.5 million.

CCS systems are currently offered as an optional or standard feature on 54 automobile models produced by Ford, General Motors, Toyota, Nissan, Hyundai, Kia and Jaguar/Land Rover. New vehicles equipped with CCS systems and launched during 2010 included the Ford F-250, Ford Explorer, Infiniti QX56, Nissan Patrol, Kia Sonata, Kia Sportage, Kia Optima, Hyundai Tucson and the Hyundai Veracruz.

Unit shipments of CCS systems for the 2010 fourth quarter and year were 411,000 and 1.6 million, respectively, compared with 309,000 and 874,000 units for the year-earlier periods. As of December 31, 2010, the Company had shipped more than 6.9 million CCS units to customers since 2000.

The 2010 fourth quarter and full year results include a year-over-year increase in net research and development expenses of $1.3 million and $3.7 million, respectively, primarily due to the advanced TE materials program at the Company’s wholly-owned subsidiary, ZT Plus. In March 2010, Amerigon purchased all of its partner’s 50 percent interest of ZT Plus and became the 100 percent owner of that operation. The Company’s research and development efforts have resulted in the development of new products, such as the heated and cooled mattress and heated and cooled cup holder. The Company is also developing new products, including a cold storage box and an improved CCS system. The costs associated with research and development projects increased during 2010 as several of the projects reached the commercial launch phase of development.

Selling, general and administrative expenses for the 2010 fourth quarter and full year increased $968,000 and $2.1 million, respectively, due primarily to the opening of a technical support office in Augsburg, Germany, and an increase in the number of sales and marketing employees. The Company increased its resources in order to support increased selling activities in South Korea, Europe and China. During the 2010 fourth quarter, Amerigon recorded a reserve of $607,000 for a patent lawsuit that is ongoing with a competitor, compared with $500,000 in the prior year period.

Guidance

The Company expects product revenues in the 2011 first quarter to be up slightly compared with the 2010 fourth quarter, representing a significant increase from the 2010 first quarter product revenues of $24.2 million.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-1429. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2010.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Product revenues	$28,917	$21,598	$112,403	$60,925
Cost of sales	20,330	15,333	79,664	45,166

Gross margin	8,587	6,265	32,739	15,759
Operating expenses:
Research and development	2,764	1,824	11,922	8,097
Research and development reimbursements	(76)	(472)	(2,269)	(2,103)

Net research and development expenses	2,688	1,352	9,653	5,994
Selling, general and administrative	3,506	2,538	10,955	8,857

Total operating expenses	6,194	3,890	20,608	14,851

Operating income	2,393	2,375	12,131	908
Interest income (expense)	16	(9)	25	10
Loss from equity investment	—	(369)	(22)	(492)
Other income	36	53	145	183

Earnings before income tax	2,445	2,050	12,279	609
Income tax expense (benefit)	(690)	750	2,921	325

Net income	3,135	1,300	9,358	284
Plus: Loss attributable to non-controlling interest	167	97	592	439

Net income attributable to Amerigon Inc.	$3,302	$1,397	$9,950	$723

Basic earnings per share	$0.15	$0.07	$0.46	$0.03

Diluted earnings per share	$0.15	$0.06	$0.44	$0.03

Weighted average number of shares – basic	21,937	21,479	21,717	21,402

Weighted average number of shares – diluted	22,710	22,155	22,496	21,771

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2010	2009
ASSETS

Current Assets:
Cash & cash equivalents	$26,584	$21,677
Short-term investments	9,761	6,704
Accounts receivable, less allowance of $545 and $292, respectively	18,940	15,073
Inventory	6,825	2,541
Deferred income tax assets	4,905	927
Prepaid expenses and other assets	1,421	780

Total current assets	68,436	47,702
Equity investment	—	22
Property and equipment, net	4,197	3,271
Patent costs, net of accumulated amortization of $706 and $490, respectively	4,653	3,727
Deferred income tax assets	1,279	7,133
Other non-current assets	857	527

Total assets	$79,422	$62,382

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,275	$10,222
Accrued liabilities	5,872	3,738
Deferred manufacturing agreement – current portion	50	200

Total current liabilities	21,197	14,160
Pension benefit obligation	688	377
Deferred manufacturing agreement – long term portion	—	50

Total liabilities	21,885	14,587

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 22,037,446 and 21,486,309 issued and outstanding at December 31, 2010 and 2009, respectively	65,148	61,971
Paid-in capital	20,128	23,986
Accumulated other comprehensive income	93	59
Accumulated deficit	(27,832)	(37,782)

Total Amerigon Incorporated shareholders’ equity	57,537	48,234
Non-controlling interest	—	(439)

Total shareholders’ equity	57,537	47,795

Total liabilities and shareholders’ equity	$79,422	$62,382

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009
Operating Activities:
Net income	$9,358	$284
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,368	1,438
Deferred income tax expense	1,875	261
Stock option compensation	1,275	1,270
Provision for doubtful accounts	253	(26)
Defined benefit plan expense	251	211
Loss from equity investment	22	492
Changes in operating assets and liabilities:
Accounts receivable	(4,615)	(6,754)
Inventory	(4,285)	100
Prepaid expenses and other assets	(255)	(392)
Accounts payable	5,053	6,349
Accrued liabilities	2,094	1,020

Net cash provided by operating activities	12,394	4,253
Investing Activities:
Purchases of short-term investments	(11,612)	(6,704)
Sales and maturities of short-term investments	8,555	—
Purchase of non-controlling interest	(3,380)	—
Purchase of ZT Plus assets, net of cash acquired	(1,500)	—
Equity investment	—	(111)
Cash invested in corporate owned life insurance	(266)	(328)
Purchase of property and equipment	(957)	(744)
Patent costs	(861)	(830)

Net cash used in investing activities	(10,021)	(8,717)
Financing Activities:
Cash used to repurchase common stock	—	—
Cash paid for financing costs	—	(9)
Proceeds from sale of common stock, net of cash expenses	2,438	861

Net cash provided by financing activities	2,438	852

Foreign currency effect on cash and cash equivalents	96	(14)
Net (decrease) increase in cash and cash equivalents	4,907	(3,626)
Cash and cash equivalents at beginning of period	21,677	25,303

Cash and cash equivalents at end of period	$26,584	$21,677

Supplemental disclosure of cash flow information:
Cash paid for interest	$52	$46

Cash paid for taxes	$182	$321

Supplemental disclosure of non-cash transactions:
Common stock issued to employees and consultants	$17	$379

Contribution to equity investment	$—	$404

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